Exhibit 10.2

EXECUTION VERSION

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO 364-DAY REVOLVING CREDIT AGREEMENT dated as of March 31, 2006 (the “Second Amendment”), is executed by and among WINMARK CORPORATION, a Minnesota corporation (the “Company”), WINMARK CAPITAL CORPORATION, a Minnesota corporation (“WCC”), WIRTH BUSINESS CREDIT, INC., (formerly known as Winmark Business Solutions, Inc.), a Minnesota corporation (“WBC”), GROW BIZ GAMES, INC., a Minnesota corporation (“Grow-Biz” and, together with the Company, WCC and WBC, the “Loan Parties” and individually and without distinction, a “Loan Party”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Lender”).

RECITALS

A.            The Loan Parties and the Lender are parties to that certain 364-Day Revolving Credit  Agreement dated as of September 30, 2004, as amended by that certain First Amendment to 364-Day Revolving Credit Agreement dated as of August 26, 2005 (as amended, supplemented or modified, the “Credit Agreement”).

B.            The Loan Parties and the Lender wish to amend the Credit Agreement pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Loan Parties and the Lender hereby agree as follows:

AGREEMENTS

1.             DEFINITIONS.  Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Credit Agreement.

2.             AMENDMENTS.

2.1.          Amended Definitions.  Section 1.1 of the Credit Agreement is hereby amended as follows:

2.1.1        Applicable Margin.  The definition of “Applicable Margin” is hereby amended in its entirety to read as follows:

“Applicable Margin”:  For any day, a rate per annum of (i) for LIBOR Loans, 2.00%, (ii) for Base Rate Loans, 0.00% or (iii) for Fixed Rate Loans, 2.00%.

2.1.2        Borrowing Base.  The definition of “Borrowing Base” is hereby amended in its entirety to read as follows:

“Borrowing Base”:  (a) 90% of the net book value of the Eligible Leased Assets of the Loan Parties, plus (b) as of the end of any month, an amount equal to EBITDA of the Company’s franchising and corporate segments for the twelve consecutive months ended or most recently ended on such month times two (2).

2.1.3        Commitment.  The definition of “Commitment” is hereby amended in its entirety to read as follows:

“Commitment”:  The Lender’s commitment to make Loans, and to issue Letters of Credit, under this Agreement, as reduced or increased from time to time pursuant to Section 6.3 or Section 6.4, respectively.  The initial amount of the Lender’s commitment to make Loans is $15,000,000.

2.1.4      Interest Expense.  The definition of “Interest Expense” is hereby deleted in its entirety.

2.1.5      Interest Period.  The definition of “Interest Period” is hereby amended (i) to include as to any LIBOR Loan, in addition to periods of one, two or three months, a period of six months, and (ii) by adding the following new sentence to the beginning of such definition:  “As to any Fixed Rate Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Fixed Rate Loan and ending on a date one, two, three or four years thereafter as selected in writing by the Company.”

2.1.6      Termination Date.  The definition of “Termination Date” is hereby amended to read in its entirety as follows:

“Termination Date”:  The earlier to occur of (a) March 31, 2010, and (b) such other date on which the Commitment terminates pursuant to Section 13.

2.2           New Definitions.  The following definitions are hereby added in the proper alphabetical order to Section 1.1 of the Credit Agreement:

“Account Debtor”:  As defined in the UCC.

“Capitalized Lease Obligations”:  As to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cost of Funds Rate”:  The rate per annum provided from time to time by the Lender in its sole discretion as its “cost of funds” and made available by the

Lender at the Company’s request, which rate shall be fixed for a period equal to the relevant Interest Period.

“Depreciation”:  The total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Company’s financial statements and determined in accordance with GAAP.

“Eligible Leased Assets”:  Each Account and all such Accounts (exclusive of sales, excise or other similar taxes) owing to a Loan Party that arises solely from the leasing of Equipment by such Loan Party and that meets each of the following requirements:

(a)           it is genuine in all respects and has arisen in the ordinary course of the Loan Party’s business from the sale or lease of Equipment by such Loan Party;

(b)           it is subject to a perfected, first priority Lien in favor of the Lender and is not subject to any other assignment, claim or Lien;

(c)           it is the valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit (except as provided in subsection (h) of this definition), trade or volume discount, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the Equipment or services which are the subject of such Account;

(d)           the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the lease of Equipment giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to the Lender;

(e)           it is not an Account with respect to which possession and/or control of the Equipment leased giving rise thereto is held, maintained or retained by the Loan Party (or by any agent or custodian of such Loan Party) for the account of, or subject to, further and/or future direction from the Account Debtor with respect thereto;

(f)            it has not arisen out of contracts with the United States or any department, agency or instrumentality thereof, unless the Loan Party has assigned its right to payment of such Account to the Lender pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to the Lender) of such assignment has been delivered to the Lender, or any state, county, city or other governmental body, or any department, agency or instrumentality thereof;

(g)           if the Loan Party maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(h)           if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Lender or, in the case of electronic chattel paper, shall be in the control of the Lender, in each case in a manner satisfactory to the Lender;

(i)            such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than ninety (90) days past the due date thereof;

(j)            it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or the Loan Party is exempt from filing such report and has provided the Lender with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by such Loan Party for a nominal fee;

(k)           the Account Debtor with respect thereto is not an Affiliate of the Loan Party;

(l)            such Account does not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment thereof by the Loan Party to the Lender and is not unassignable to the Lender for any other reason;

(m)          there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto, nor has the Account Debtor suspended business, made a general assignment for the benefit of creditors or failed to pay its debts generally as they come due, and/or no condition or event has occurred having a Material Adverse Effect on the Account Debtor which would require the Accounts of such Account Debtor to be deemed uncollectible in accordance with GAAP;

(n)           it is not owed by an Account Debtor with respect to which twenty five percent (25.00%) or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (j) of this definition;

(o)           if the aggregate amount of all Accounts owed by the Account Debtor thereon exceeds twenty five percent (25.00%) of the aggregate amount of all Accounts at such time, then all Accounts owed by such Account Debtor in excess of such amount shall be deemed ineligible; and

(p)           it does not violate the negative covenants and does satisfy the affirmative covenants of the Loan Party contained in this Agreement, and it is otherwise not unacceptable to the Lender for any other reason;

provided, an Account which is at any time an Eligible Leased Asset, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Leased Asset, until such time that such Account meets all of the foregoing requirements; provided further, that, with respect to any Account, if the Lender at any time hereafter determine in its discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Leased Asset after notice of such determination is given to the relevant Loan Party; and provided further, that the Lender shall, notwithstanding the foregoing, have the right, in the reasonable exercise of its discretion, to establish reserves against the aggregate amount of the Eligible Leased Assets.

“Eligible Leases”:  Leases of Equipment that generate Eligible Leased Assets.

“Equipment”:  As defined in the UCC.

“Fixed Rate Loan”:  A Loan which bears interest at or by reference to the Cost of Funds Rate.

“Interest Charges”:  For any period, the sum of:  (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any Hedging Agreements.

2.3           Loan Commitment.  The proviso to Section 2.1.1 is hereby amended in its entirety to read as follows:  “provided that the Outstandings will not at any time exceed Loan Availability.”

2.4           Various Types of Loans.  Section 2.2.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

2.2.1        Various Types of Loans.  Each Loan shall be divided into tranches which are either a Base Rate Loan, a LIBOR Loan or a Fixed Rate Loan (each, a “type” of Loan), as the Company shall specify in the related notice of borrower

(with respect to Base Rate Loans or LIBOR Loans) or conversion (with respect to all types of Loans) pursuant to Section 2.2.2 or 2.2.3.  LIBOR Loans and Fixed Rate Loans having the same Interest Period are sometimes called a “Group” or, collectively, “Groups”.  Base Rate Loans, LIBOR Loans and Fixed Rate Loans may be outstanding at the same time, provided that no more than eight (8) different Groups of LIBOR Loans shall be outstanding at any one time and no more than twenty four (24) different Groups of Fixed Rate Loans may be outstanding at any one time.

2.5           Borrowing Procedures.  Section 2.2.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

2.2.2        Borrowing Procedures.  The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Lender of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Minneapolis time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing or a Cost of Funds Rate borrowing, 11:00 A.M., Minneapolis time, at least two Business Days prior to the proposed date of such borrowing.  Each such notice shall be effective upon receipt by the Lender, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing or a Cost of Funds Rate borrowing, the initial Interest Period therefor.  So long as the Lender has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Lender shall pay over to the Company, in immediately available funds the amount of the proposed borrowing on the requested borrowing date.  Each borrowing shall be on a Business Day.  Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 or a higher integral multiple of $100,000.  Each LIBOR borrowing shall be in an aggregate amount of at least $100,000 or a higher integral multiple of $100,000.  Each Cost of Funds Rate borrowing shall be in an aggregate amount of at least $200,000 or a higher integral multiple of $100,000; provided, however, that the Loan Parties may not borrow, convert to, or continue, more than six (6) Fixed Rate Loans, in the aggregate, in any calendar year.

2.6           Conversion and Continuation Procedures.

(a)           The proviso to Section 2.2.3(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

provided that (i) the Loan Parties may not borrow, convert to, or continue, more than six (6) Fixed Rate Loans, in the aggregate, in any calendar year, and (ii) after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $100,000 or a higher integral multiple of $100,000, and the aggregate principal amount of each Group of Fixed Rate Loans shall be at least $200,000 or a higher integral multiple of $100,000.

(b)           Section 2.2.3(c) is hereby amended in its entirety to read as follows:

(c)           If upon the expiration of any Interest Period applicable to LIBOR Loans or Fixed Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans or the Lender has failed to approve a new Interest Period to be applicable to such Fixed Rate Loans, the Company shall be deemed to have elected to convert such LIBOR Loans or Fixed Rate Loans, as applicable, into Base Rate Loans effective on the last day of such Interest Period.

(c)           Section 2.2.3(d) is hereby amended in its entirety to read as follows:

(d)           Any conversion of a LIBOR Loan on a day other than the last date of an Interest Period therefore shall be subject to Section 8.4 and any conversion of a Fixed Rate Loan on a day other than the last date of an Interest Period therefore shall be subject to Section 5.2(b).

2.7           Interest Rates.  Section 4.1 is hereby amended by adding the following  new subsection (c) thereto:

(c)           at all times while such Loan is a Fixed Rate Loan, at a rate per annum equal to the sum of the Fixed Rate applicable to each Interest Period for such Loan plus the Applicable Margin;

2.8           Payment Dates.  Section 4.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

4.2           Interest Payment Dates.  Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month and at maturity.  Accrued interest on each LIBOR Loan and each Fixed Rate Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan having a six-month Interest Period or a Fixed Rate Loan having an Interest Period in excess of three months, on the three month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity.  After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

2.9           Fees.  Section 5.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

5.2           Other Fees.

(a)           Non-Utilization Fee.  The Loan Parties, jointly and severally, agree to pay to the Lender a non-utilization fee equal to 0.25% of the total of (i) the Commitment, minus (ii) the daily average of the aggregate principal amount of the Outstandings, which non-utilization fee shall be (X) calculated on the basis of a year consisting of 360 days, (Y) paid for the actual number of days elapsed, and (Z) payable monthly in arrears on the last day of each calendar month and on the Termination Date.

(b)           Fixed Rate Loan Prepayment Fee.  The Loan Parties, jointly and severally, agree to pay to the Lender, with respect to any prepayment made on a Fixed Rate Loan prior to the last day of the Interest Period therefore, a prepayment fee equal to 1.0% of the principal amount of such Fixed Rate Loan.

(c)           Increase Fee.  The Loan Parties, jointly and severally, agree to pay to the Lender a fee equal to 0.30% of the amount by which the Commitment is increased pursuant to Section 6.4.  Such fee shall be payable with respect to each such increase and shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d)           Lender’s Fees.  The Loan Parties, jointly and severally, agree to pay to the Lender such other reasonable fees and expenses as are mutually agreed to from time to time by the Company and the Lender, including the fees required to be paid in accordance with Section 15.5.

2.10         Prepayments.  Section 6.1.3 of the Credit Agreement is hereby amended in its entirety to read as follows:

6.1.3        Manner of Prepayments.  Each voluntary partial prepayment shall be in a principal amount of $25,000 or a higher integral multiple of $5,000.  Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a).  Any prepayment of a LIBOR Loan or a Fixed Rate Loan on a day other than the last day of an Interest Period therefore shall include interest on the principal amount being repaid and shall be subject to Section 8.4 or Section 5.2(b), as applicable.  Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first to repay outstanding Base Rate Loans, then to repay outstanding Fixed Rate Loans in direct order of Interest Period maturities and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

2.11         Reduction and Increase of Commitment.  Section 6 of the Credit Agreement is hereby amended by adding thereto the following new Sections 6.3 and 6.4:

6.3           Reduction of Commitment.  The Loan Parties may, at any time, upon not less than 30 days’ prior written notice from the Company to the Lender, reduce the Commitment, with any such reduction in a minimum amount of $1,000,000, or, if more, in an integral multiple of $500,000; provided, however, that the Loan Parties may not at any time reduce the Commitment below the Outstandings.

6.4           Increase of Commitment.

(a)           Provided no Unmatured Event of Default or Event of Default has occurred and is continuing, upon written notice from the Company to the Lender, the Loan Parties may from time to time request an increase in the Commitment by an amount (for all such requests) not exceeding $10,000,000; provided that any such request for an increase shall be in a minimum integral amounts of $5,000,000.

(b)           The Company shall specify the time period within which the Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lender).  The Lender shall notify the Company within such period whether or not it agrees to increase the Commitment by the requested amount.  If the Lender has not responded within such period, it shall be deemed to have declined such request to increase the Commitment.

(c)           In the event the Lender agrees to increase the Commitment by the requested amount, such increase shall become effective upon  (i) the delivery by the Company to the Lender of a new Note duly executed by the Loan Parties reflecting the increased Commitment, (ii) the delivery by the Company to the Lender of evidence reasonably satisfactory to the Lender that the Loan Parties have duly authorized such increase by all appropriate corporate action, and (iii) the payment by the Company to the Lender of the fee specified in Section 5.2(c).

2.12         Inspections.  The proviso to the last sentence of Section 10.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse the Lender for inspections or audits more frequently than once each Fiscal Year, except that, in addition to any such annual inspection or audit at the Company’s expense, upon the earlier to occur of (i) an increase in the Commitment pursuant to Section 6.4 and (ii) the date on which the consolidated investments of the Loan Parties in leasing operations is greater than $15,000,000, the Lender shall be entitled at its option to perform a collateral examination at the Company’s expense.

2.13         Use of Proceeds.  Section 10.6 of the Credit Agreement is hereby amended in its entirety to read as follows:

10.6         Use of Proceeds.  Use the proceeds of the Loans and the Letters of Credit solely for working capital purposes, for Acquisitions permitted by Section 11.5, for Capital Expenditures, for stock repurchases and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

2.14         Banking Relationship.  Section 10.11 of the Credit Agreement is hereby amended in its entirety to read as follows:

10.11       Banking Relationship.  Not later than September 30, 2006, utilize the Lender as its primary bank of account and depository for certain financial services, including the majority of receipts, disbursements and cash management.

2.15         Financial Covenants.  Section 11 of the Credit Agreement is hereby amended by amending and restating Section 11.13 to read as follows, and by adding thereto the following new Sections 11.15, 11.16 and 11.17:

11.13       Tangible Net Worth.  Not permit the Tangible Net Worth of the Company and the Subsidiaries to be:

(a)           as of March 31, 2006, less than Six Million Dollars ($6,000,000); and

(b)           as of the last Business Day of each month subsequent to March 31, 2006, the sum of the minimum Tangible Net Worth from the immediately preceding month plus fifty percent (50%) of the net income of the month then ended, if positive.

11.15       Debt Service Coverage.  As of the end of each Fiscal Quarter,  not fail to maintain a ratio of (i)(a) EBITDA, (b) minus capital expenditures, and (c) minus cash taxes, divided by (ii) cash interest, of not less than 2.00 to 1.00.

11.16       Maximum Leverage.  As of the end of each Fiscal Quarter, not fail to maintain a ratio of (i) Debt of the Loan Parties minus consolidated Subordinated Debt minus non-recourse Debt of the Loan Parties in connection with discounting activities of the Loan Parties to (ii) consolidated Tangible Net Worth that shall not exceed 3.00 to 1.00.

11.17  Eligible Leases.  Not permit the product of (i) the net book value of the Eligible Leased Assets times (ii) ninety percent (90%) to exceed, at any time, the Equipment cost with respect to the Eligible Leases.

2.16         Exhibits.

2.14.1      Compliance Certificate.  Exhibit B to the Credit Agreement is hereby replaced with Exhibit B attached hereto.

2.14.2      Borrowing Base Certificate.  Exhibit C to the Credit Agreement is hereby replaced with Exhibit C attached hereto.

2.14.3      Form of Notice of Borrowing.  Exhibit E to the Credit Agreement is hereby replaced with Exhibit E attached hereto.

2.14.4      Notice of Conversion/Continuance.  Exhibit F to the Credit Agreement is hereby replaced with Exhibit F attached hereto.

3.             CONDITIONS PRECEDENT.  This Second Amendment shall become effective as of the date above first written after receipt by the Lender of, or compliance by the Loan Parties with, the following:

3.1.          Second Amendment.  This Second Amendment duly executed by each Loan Party.

3.2.          Authorization Documents.  For each Loan Party, (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Lender; (c) bylaws (or similar governing document), (d) resolutions of its board of directors (or similar governing body) approving and authorizing each Loan Party’s execution, delivery and performance of this Second Amendment and the related Loan Documents to which it is a party and the transactions contemplated hereby, (e) signature and incumbency certificates of its officers executing this Second Amendment and the related Loan Documents, all certified by its secretary or an assistant secretary or similar officer as being in full force and effect without modification; provided that in the event the materials delivered to the Lender in accordance with Section 12.1.2 of the Credit Agreement are sufficient (in the reasonable discretion of the Lender) to satisfy the requirements of Section 3.2(a) and 3.2(c) hereof, the Loan Party shall deliver a certification of the secretary or an assistant secretary that such materials remain unmodified and in full force and effect as of the date hereof.

3.3           WBC Collateral.  An amendment to the UCC-1 Financing Statement filed in respect of Winmark Business Solutions, Inc. pursuant to the Security Agreement to reflect such Person’s name change to WBC (or, if reasonably requested by the Lender, a new UCC-1 Financing Statement with respect to the Collateral (as defined in the Security Agreement)).

3.4           Opinions of Counsel.  Opinions of counsel for each Loan Party, satisfactory in form and substance to the Lender.

3.5           Payment of Fees.  (a) Payment by the Company of a closing fee equal to 0.30% of the Commitment, which fee shall be fully earned when paid and shall not be refundable for any reason whatsoever, and (b) evidence of payment by the Company of all other accrued and unpaid fees, costs and expenses to the extent then due and payable, together with all reasonable Attorney Costs of the Lender to the extent invoiced prior to the date hereof, plus such additional amounts of reasonable Attorney Costs as shall constitute the Lender’s reasonable estimate of Attorney Costs incurred or to be incurred by the Lender through the closing of this Amendment.

3.6           Other Conditions.  The Loan Parties shall have satisfied such other conditions as specified by the Lender, including the delivery of such other documents, certificates and resolutions as the Lender may request.

4.             POST CLOSING CONDITIONS.  Not later than thirty (30) days after the date hereof, the Loan Parties shall take such actions as reasonably requested by the Lender in connection with the replacement of Capital Securities issued to the Company by Winmark Business Solutions, Inc., and pledged to the Lender pursuant to the Pledge Agreement.  The failure of the Loan Parties to comply with this covenant shall be an Event of Default under the Credit Agreement.

5.             REPRESENTATIONS AND WARRANTIES.  Each Loan Party hereby certifies, represents and warrants to the Lender on the date hereof after giving effect to this Amendment that:

5.1           Authorization.  Each Loan Party is duly authorized to execute and deliver this Second Amendment and each other Loan Document executed by such Loan Party in connection herewith (the “Amendment Documents”), and is and will continue to be duly authorized to borrow monies under the Credit Agreement and to perform its obligations under the Credit Agreement and each other Loan Document.

5.2           No Conflicts; No Consent.  The execution and delivery of this Second Amendment and the performance by any Loan Party of its obligations hereunder and the Amendment Documents to which it is a party do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law,  (ii) the charter, by-laws or other organizational documents of such Loan Party, or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon such Loan Party or any of its properties, or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Lender created pursuant to the Collateral Documents).

5.3           Validity and Binding Effect.  Each of the Second Amendment and each Amendment Document is a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

5.4           Compliance with Credit Agreement.  The representation and warranties set forth in Section 9 of the Credit Agreement are true and correct with the same effect as if such representations and warranties had been made on the date hereof, with the exception that all references to the financial statements shall mean the financial statements most recently delivered to the Lender and except for such changes as are specifically permitted under the Credit Agreement.

5.5           No Event of Default.  No Unmatured Event of Default or Event of Default has occurred and is continuing.

6.             AFFIRMATION OF CREDIT AGREEMENT; FURTHER REFERENCES; AFFIRMATION OF SECURITY INTEREST.  The Lender and each Loan Party each acknowledge and affirm that the Credit Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Credit Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect.  All references in any document or instrument to the Credit Agreement are hereby amended and shall refer to the Credit Agreement as amended by this Amendment.  Each Loan Party confirms to the Lender that the Obligations are and continue to be secured by the security interest granted by the Loan Parties in favor of the Lender under the Collateral Documents, and all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of the Company or any other Loan Party under such documents and any and all other documents and agreements entered into with respect to the obligations under the Credit Agreement are incorporated herein by reference and are hereby ratified and affirmed in all respects by each Loan Party.

7.             GENERAL.

7.1           Governing Law; Severability.  This Second Amendment and each Amendment Document shall be a contract made under and governed by the internal laws of the State of Minnesota applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.  The provisions of Section 15.17 and 15.18 of the Credit Agreement are hereby incorporated herein by reference.  Wherever possible each provision of this Second Amendment and each Amendment Document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Second Amendment or any Amendment Document shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Second Amendment or such Amendment Document.

7.2           Successors and Assigns.  This Second Amendment shall be binding upon each Loan Party, the Lender, and their respective successors and assigns, and shall inure to the benefit of each Loan Party and the Lender, and the successors and assigns of the Lender.

7.3           Expenses.  The Loan Parties, jointly and severally, shall pay all reasonable costs and expenses in connection with the preparation of this Second Amendment and the Amendment Documents including, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of the Lender or any affiliate or parent of the Lender.  The Loan Parties shall pay any and all stamp and other taxes, UCC search fees, filing fees and other reasonable costs and expenses in connection with the execution and delivery of this Second Amendment and the Amendment Documents, and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

7.4           Counterparts.  This Second Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

WINMARK CORPORATION,
a Minnesota corporation

By:	/s/ Brett D. Heffes
Name: Brett D. Heffes
Title: Chief Financial Officer and Treasurer

WIRTH BUSINESS CREDIT, INC.,
formerly known as Winmark Business Solutions, Inc., a Minnesota corporation

By:	/s/ Brett D. Heffes
Name: Brett D. Heffes
Title: Chief Financial Officer and Treasurer

WINMARK CAPITAL CORPORATION,
a Minnesota corporation

By:	/s/ Brett D. Heffes
Name: Brett D. Heffes
Title: Chief Financial Officer and Treasurer

GROW BIZ GAMES, INC.,
a Minnesota corporation

By:	/s/ Mark T. Hooley
Name: Mark T. Hooley
Title: Vice President and General Counsel

LASALLE BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ Peter N. Pricco
Name:	Peter N. Pricco
Title:	Vice President

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:                                  LaSalle Bank National Association (the “Lender”)

Please refer to the Credit Agreement dated as of September 30, 2004, as amended by that certain First Amendment dated as of August 26, 2005 and that certain Second Amendment dated as of March 31, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”) and the Lender.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.                                                         Reports.  Enclosed herewith is a copy of the monthly report of the Company as at                          ,              (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.                                                     Tangible Net Worth.  The Company hereby certifies and warrants to you that the following is a true and correct computation of the Tangible Net Worth requirement set forth in Section 11.13 of the Credit Agreement, which is equal to or greater than the sum of the minimum Tangible Net Worth from the immediately preceding month plus fifty percent (50%) of the net income of the month then ended, if positive:

Section 11.13 – Tangible Net Worth

A.	Shareholders’ Equity:

	Common stock	$
	Other comprehensive income	$
	Retained earnings	$

	Total Shareholders’ Equity		$

B.	Subordinated Debt		$

C.	Intangible Items:

	Goodwill	$
	Trademarks	$
	Trade names	$
	Service marks	$
	Copyrights	$
	Patents	$
	Licenses	$
	Deferred items	$
	Unamortized Debt discount	$
	Prepaid Expenses(1)	$
	Other intangible items	$

(1)           Excludes Income Tax Refund Receivable

	Total Intangible Items		$

D.	Investments:

	Investment in Tomsten, Inc.	$
	Investment in Bridge Funds Limited	$
	Investment in Commercial Credit Group	$
	Additional Investments	$

	Total Investments		$

E.	Tangible Net Worth [(A+B) – (C + D)]		$

F.	Minimum Tangible Net Worth from prior month end	$
	plus 50% of positive current month end net income	$

	New Minimum Tangible Net Worth	$

	Covenant Ratio [E/F]	$

III.                                                 Debt Service Coverage.  The Company hereby certifies and warrants to you that the following is a true and correct computation of the Debt Service Coverage requirement set forth in Section 11.15 of the Credit Agreement, which is not less than 2.00 to 1.00:

A.	TTM EBITDA:

	TTM Income from Operations	$
	TTM Depreciation	$
	TTM Amortization	$
	TTM Compensation Related to Stock Options	$

	TTM EBITDA	$

B.	Cash Flow Available for Debt Service:

	(i) TTM EBITDA	$
	(ii) TTM Capital Expenditures	$
	(iii) TTM Cash Taxes	$

	Cash Flow Available for Debt Service (i –(ii + iii))	$

C.	Debt Service:

	TTM Interest Expense	$

Debt Service Coverage Ratio [B/C]:
Covenant Level		2.00x

B-2

IV.                                                 Maximum Senior Leverage.  The Company hereby certifies and warrants to you that the following is a true and correct computation of the Total Leverage requirement set forth in Section 11.16 of the Credit Agreement, which is not less greater than 3.00 to 1.00:

A.	Recourse Senior Debt:	$

B.	Tangible Net Worth:	$

Total Leverage Ratio [A/B]:
Covenant Level		3.00x

The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

The Company has caused this Certificate to be executed and delivered by its duly authorized officer on                  ,       .

WINMARK CORPORATION

By:
Name:
Title:

B-3

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

To:          LaSalle Bank National Association (the “Lender”)

Please refer to the Credit Agreement dated as of September 30, 2004, as amended by that certain First Amendment dated as of August 26, 2005 and that certain Second Amendment dated as of March 31, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”) and the Lender.  This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to you pursuant to the terms of the Credit Agreement.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Company hereby certifies and warrants to the Lender that at the close of business on                           ,               (the “Calculation Date”), the Borrowing Base was $                    , computed as set forth on the schedule attached hereto.

The Company has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on                 ,             .

WINMARK CORPORATION

By:
Name:
Title:

SCHEDULE TO BORROWING BASE CERTIFICATE

Dated as of [                   ]

A.	Availability Created by Eligible Equipment Leases

	Net book value of Eligible Leased Assets	$
	Advance Rate	0.90
	Availability created by Eligible Leased Assets	$

	Availability created by Eligible Equipment Leases	$

B.	Availability Created by Income from Operation of Franchising and Corporate Segments

	TTM EBITDA of Franchising Segment	$
	TTM EBITDA of Corporate Segment	$
	Total	$
	Advance Rate	2.00
	Availability created by EBITDA of Franchising and Corporate Segments	$

Total Availability: Lesser of (A+B) and $15,000,000		$

Less:

	Outstandings	$
	Issued Letters of Credit	$

Excess Availability		$

C-2

EXHIBIT E

FORM OF NOTICE OF BORROWING

To:                          LaSalle Bank National Association (the “Lender”)

Please refer to the Credit Agreement dated as of September 30, 2004 as amended by that certain First Amendment dated as of August 26, 2005 and that certain Second Amendment dated as of March 31, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”) and the Lender.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

(i)            The requested borrowing date for the proposed borrowing (which is a Business Day) is                        ,           .

(ii)           The aggregate amount of the proposed borrowing is $                       .

(iii)          The type of Revolving Loans comprising the proposed borrowing are [Base Rate] [LIBOR] [Fixed Rate] Loans.

(iv)          The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is                         month(s) (which shall be 1, 2, 3 or 6 months).

(v)           The duration of the Interest Period for each Fixed Rate Loan made as part of the proposed borrowing, if applicable, is                      year(s) (which shall be 1, 2, 3 or 4 years).

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Unmatured Event of Default or Event of Default under the Credit Agreement; and (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement, and (iii) no more than six (6) borrowings or continuations of, or conversions to, Fixed Rate Loans have been made in the current calendar year.

The Company has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on                ,             .

WINMARK CORPORATION

By:
Name:
Title:

EXHIBIT F

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:                          LaSalle Bank National Association (the “Lender”)

Please refer to the Credit Agreement dated as of September 30, 2004, as amended by that certain First Amendment dated as of August 26, 2005 and that certain Second Amendment dated as of March 31, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”) and the Lender.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:

(a)           on [date] convert $[                 ] of the aggregate outstanding principal amount of the [              ] Loan, into a(n) [                  ] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [       ] month(s)][and, in the case of a Fixed Rate Loan, having an Interest Period of [           ] years(s)];

[(b)          on [date] continue $[             ] of the aggregate outstanding principal amount of the [LIBOR Loan, as a LIBOR Loan having an Interest Period of [             ] month(s)][Fixed Rate Loan, as a Fixed Rate Loan having an Interest Period of [               ] year(s)].

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto[and, with respect to the conversion or continuance of any LIBOR Loan, after giving effect to such conversion or continuance, no more than eight (8) different Groups of LIBOR Loans are outstanding and the aggregate principal amount of each Group of LIBOR Loans is at least $100,000 or a higher integral multiple of $100,000][, and, with respect to the conversion or continuance of any Fixed Rate Loan, after giving effect to such conversion or continuance,(i) no more than six (6) borrowings of, conversions to or continuances of Fixed Rate Loans have been made this calendar year, (ii) no more than twenty four (24) different Groups of Fixed Rate Loans are currently outstanding and (iii) the aggregate principal amount of each Group of Fixed Rate Loans is at least $200,000 or a higher integral multiple of $100,000].

The Company has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on                    ,           .

WINMARK CORPORATION

By:
Name:
Title: